As filed with the Securities and Exchange Commission on May 6, 2011

Registration No. 333-161512

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EINSTEIN NOAH RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3690261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood Colorado 80228	(303) 568-8000
(Address of Principal Executive Offices) (Zip Code)	(Registrant’s telephone number, including area code)

Einstein Noah Restaurant Group, Inc. Equity Plan for Non-Employee Directors

(Full title of the plan)

Rhonda J. Parish, Esq.

Chief Legal Officer and Secretary

Einstein Noah Restaurant Group, Inc.

555 Zang Street, Suite 300

Lakewood, CO 80228

(303) 568-8000

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Plan Interests	Indeterminate	N/A	N/A	N/A

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement covers an indeterminate amount of plan interests to be offered or sold pursuant to the employee benefit plan described herein.

EXPLANATORY NOTE

On August 24, 2009, Einstein Noah Restaurant Group, Inc., a Delaware corporation (the “Company”), registered the offering and sale of 200,000 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), pursuant to the Einstein Noah Restaurant Group, Inc. Stock Option Plan for (Non-Employee) Independent Directors (the “Plan”) on Form S-8 (File No. 333-161512) (the “2009 Registration Statement”). Such shares were in addition to an aggregate of 300,000 shares, the offering and sale pursuant to the Plan of which had previously been registered on earlier registration statements on Form S-8 (Registration Nos. 333-142573 and 333-133531) (the “Earlier Registration Statements”), which were incorporated by reference into the 2009 Registration Statement as stated therein.

On May 3, 2011, the stockholders of the Company approved the amendment and restatement of the Plan, now known as the Einstein Noah Restaurant Group, Inc. Equity Plan for Non-Employee Directors, at their annual meeting. The amended and restated Plan permits the grant of restricted stock awards and restricted stock unit awards, in addition to nonqualified stock options. This Post-Effective Amendment No. 1 to the 2009 Registration Statement is being filed to (i) reflect the new name of the Plan as amended and restated, (ii) register the associated plan interests that may be offered or sold under the terms of the Plan as amended and restated; and (iii) include the amended and restated Plan as an exhibit. The registration fees in respect of such shares of Common Stock were paid at the time of the filing of the 2009 Registration Statement and the Earlier Registration Statements. No registration fees are payable with respect to the plan interests.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information *

Item 2. Registration Information and Employee Plan Annual Information *

*	In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement for offers of common stock pursuant to the Plan. The information required by Part I is included in documents sent or given to the participant in the plan registered hereunder pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference in this Registration Statement:

(a) the Company’s latest Annual Report on Form 10-K for the fiscal year ended December 28, 2010;

(b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2011;

(c) the Company’s Current Reports on Form 8-K as filed with the SEC on February 24, 2011, March 4, 2011 and May 5, 2011;

(d) the description of the Company’s common stock set forth in the Registration Statement on Form 8-A filed with the Commission on June 5, 2008, and any amendment or report filed for the purpose of updating that description;

(e) The Company’s Registration Statement on Form S-8 relating to the Plan, filed with the Commission on April 25, 2006; and

(f) The Company’s Registration Statement on Form S-8 relating to the Plan, filed with the Commission on May 3, 2007.

All reports and other documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts

Not applicable.

Item 6. Indemnification of Directors and Officers

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Article Twelfth of the Company’s Restated Certificate of Incorporation, as amended, eliminates the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except for liabilities related to (a) any breach of a director’s duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) a violation under Section 174 of the DGCL or (d) any transaction from which a director derives an improper personal benefit.

Section 145 of the DGCL permits the Company to indemnify its directors and officers. In addition, Article Eleventh of the Company’s Restated Certificate of Incorporation, as amended, and Article 6 of the Company’s Third Amended By-Laws, as amended, require the Company to indemnify any current or former directors or officers to the fullest extent permitted by the DGCL.

The Company carries policies of insurance which cover the individual directors and officers of the Company for legal liability and which would pay on behalf of the Company for expenses of indemnification of directors and officers.

Item 7. Exemptions from Registration Claimed

Not applicable.

Item 8. Exhibits.

The following exhibits are submitted herewith or incorporated by reference herein.

Exhibit No.	Description
4.9	Einstein Noah Restaurant Group, Inc. 2011 Omnibus Incentive Plan, dated effective as of May 3, 2011 (incorporated by reference from the Company’s Current Report on Form 8-K, filed on May 5, 2011 included as Exhibit 10.1).

5.1	Opinion of Holme Roberts & Owen LLP.*

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).*

*	Previously filed.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on this 6th day of May, 2011.

EINSTEIN NOAH RESTAURANT GROUP, INC.

By:	/s/ JEFFREY J. O’NEILL
Jeffrey J. O’Neill, Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Jeffrey J. O’Neill, Emanuel P.N. Hilario and Rhonda J. Parish, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY J. O’NEILL Jeffrey J. O’Neill	Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2011

/s/ EMANUEL P.N. HILARIO Emanuel P.N. Hilario	Chief Financial Officer (Principal Financial Officer)	May 6, 2011

/s/ ROBERT E. GOWDY, JR. Robert E. Gowdy, Jr.	Controller and Chief Accounting Officer (Principal Accounting Officer)	May 6, 2011

Signature	Title	Date

/s/ MICHAEL W. ARTHUR Michael W. Arthur	Director	May 6, 2011

/s/ E. NELSON HEUMANN E. Nelson Heumann	Director	May 6, 2011

/s/ FRANK C. MEYER Frank C. Meyer	Director	May 6, 2011

/s/ THOMAS J. MUELLER Thomas J. Mueller	Director	May 6, 2011

/s/ S. GARRETT STONEHOUSE, JR. S. Garrett Stonehouse, Jr.	Director	May 6, 2011